                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12


                       SERVICE CORPORATION INTERNATIONAL
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                  [SERVICE CORPORATION INTERNATIONAL(R) LOGO]

                       SERVICE CORPORATION INTERNATIONAL

                 Proxy Statement and 2003 Annual Meeting Notice

                              2003 Annual Meeting

                          DATE: Thursday, May 8, 2003
                         TIME: 10:00 a.m. Houston time
                        PLACE: Newmark Group Auditorium
                    American Funeral Service Training Center
                            415 Barren Springs Drive
                              Houston, Texas 77090

[SERVICE CORPORATION INTERNATIONAL(R) LOGO]
Service Corporation International
1929 Allen Parkway, P.O. Box 130548
Houston, Texas 77219-0548                                         April 11, 2003

Dear Shareholder,

As the owner of shares of Service Corporation International, please accept my invitation to attend the Company's Annual Meeting. It is scheduled for Thursday, May 8, 2003, at 10:00 a.m. in the auditorium of the American Funeral Service Training Center, 415 Barren Springs Drive, Houston, Texas. During the meeting, we will report on how our Company performed for its shareholders during 2002 and share with you our plans for the future. You will have an opportunity to ask questions, express your views, and meet members of SCI's executive team and Board of Directors.

At this year's meeting, Mr. E. H. Thornton will be retiring from our Board after serving SCI for over 40 years. His wise direction and insights have helped to steer the Company's growth from a small private enterprise to a major corporation that is the largest of its kind. I know I speak for the entire Board when I say what a privilege it is to know Mr. Thornton as a friend and colleague. I wish to thank him, both personally and on behalf of the Board and our shareholders, for his dedication and immense contribution to the success of SCI.

It is also my privilege to invite your consideration of Mr. Alan R. Buckwalter, III, as a candidate for election to the Board at this year's Annual Meeting. Mr. Buckwalter's nomination was recommended by our Nominating and Corporate Governance Committee and endorsed by the entire Board. Recently retired as Chairman of J.P. Morgan Chase Bank, South Region, Mr. Buckwalter's distinguished career in banking spanned more than 30 years. He is an avid community volunteer who has served on the boards of the Texas Medical Center, St. Luke's Episcopal Hospital, and the Greater Houston Chapter of the American Red Cross. If elected, Mr. Buckwalter's experience and proven abilities will add great strength to our Board and its work.

On behalf of the Board and our employees, I would like to express our appreciation for your continuing support. I look forward to greeting in person all shareholders who are able to attend our annual meeting.

Sincerely,

/s/ R. L. WALTRIP
R. L. Waltrip
Chairman of the Board and Chief Executive Officer

[SERVICE CORPORATION INTERNATIONAL(R) LOGO]

Service Corporation International
1929 Allen Parkway, P.O. Box 130548
Houston, Texas 77219-0548

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 8, 2003

To Our Shareholders:

The Annual Meeting of Shareholders of Service Corporation International ("SCI" or the "Company") will be held in the Newmark Group Auditorium, American Funeral Service Training Center, 415 Barren Springs Drive, Houston, Texas at 10:00 a.m. Houston time on May 8, 2003 for the following purposes:

     1. To elect five members of the Board of Directors; and

     2. To ratify the appointment of PricewaterhouseCoopers LLP as SCI's independent accountants for the 2003 fiscal year.

The Company will also transact such other business as may properly come before the meeting. Shareholders may also vote on a proposal submitted by a shareholder if it is presented at the Annual Meeting. This proposal is described in the attached Proxy Statement.

Only shareholders of record at the close of business on March 20, 2003 are entitled to notice of and to vote at the Annual Meeting. A majority of the outstanding shares entitled to vote is required for a quorum.

It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting in person, WE URGE YOU TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE IN ORDER TO ENSURE A QUORUM AT THE MEETING. You can vote by signing, dating and returning the proxy card in the enclosed stamped envelope for which no additional postage is required if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors,

/s/ JAMES M. SHELGER
James M. Shelger
Senior Vice President, General Counsel and Secretary
Houston, Texas
April 11, 2003

                  [SERVICE CORPORATION INTERNATIONAL(R) LOGO]

                       SERVICE CORPORATION INTERNATIONAL

                               1929 Allen Parkway
                                P.O. Box 130548
                           Houston, Texas 77219-0548

                                PROXY STATEMENT

                       PROXY VOTING: QUESTIONS & ANSWERS

Q: WHO IS ENTITLED TO VOTE?
A: Shareholders of record who held common stock of SCI at the close of business on March 20, 2003 are entitled to vote at the 2003 Annual Meeting. As of the close of business on that date, there were outstanding 298,510,409 shares of SCI common stock, $1.00 par value ("Common Stock").

Q: WHAT ARE SHAREHOLDERS BEING ASKED TO VOTE ON?
A: Shareholders are being asked to vote on the following items at the 2003 Annual Meeting:

        - Election of five nominees to the Board of Directors;

        - Ratification of PricewaterhouseCoopers LLP as SCI's independent accountants for the fiscal year 2003;

The Company will also transact such other business as may properly come before the meeting. Shareholders may also vote on a proposal submitted by a shareholder if it is presented at the Annual Meeting. This proposal is described in this Proxy Statement.

Q: HOW DO I VOTE MY SHARES?
A: If you held Common Stock as a registered shareholder at the close of business on March 20, 2003, you can either vote by mail or in person at the Annual Meeting.

Q: WHAT IF I WANT TO VOTE IN PERSON AT THE ANNUAL MEETING?
A: The Notice of Meeting provides details of the date, time and place of the 2003 Annual Meeting, if you wish to vote in person.

Q: WHAT IF I'D RATHER VOTE BY MAIL?
A: If you wish to vote by mail, simply sign and date the enclosed proxy and return it in the pre-stamped envelope provided. Each valid proxy received by the close of business on May 7, 2003 will be voted at the Annual Meeting by the persons named on the proxy card and in accordance with your instructions. If you complete and submit a proxy card without giving voting instructions, your shares will be voted as recommended by the Board of Directors.

Q: HOW DOES THE BOARD OF DIRECTORS RECOMMEND VOTING?
A: The Board of Directors recommends voting:

        - FOR each of the five nominees to the Board of Directors. Biographical information for each nominee is outlined in this Proxy Statement under "Election of Directors";

        - FOR ratification of PricewaterhouseCoopers LLP as SCI's independent accountants for the fiscal year 2003; and

        - AGAINST the shareholder proposal, if presented, regarding shareholder rights plans.

Q: IF I GIVE MY PROXY, HOW WILL MY STOCK BE VOTED ON OTHER BUSINESS BROUGHT UP AT THE ANNUAL MEETING?
A: By submitting your proxy card, you authorize the persons named on the proxy card to use their discretion in voting on any other matter properly brought before the Annual Meeting. At the date hereof, SCI does not know of any other business to be considered at the Annual Meeting.

Q: WHY IS IT IMPORTANT TO SEND IN MY PROXY CARD SO THAT IT IS RECEIVED ON OR BEFORE MAY 7, 2003?
A: The Company cannot conduct business at the Annual Meeting unless a quorum is present. A quorum will only be present if a majority of the outstanding shares of SCI common stock as of March 20, 2003 is present at the meeting in person or by proxy. It is for this reason that we urge you to send in your completed proxy card(s) as soon as possible, so that your shares can be voted even if you cannot attend the meeting.

Q: CAN I REVOKE MY PROXY ONCE I HAVE GIVEN IT?
A: Yes. The enclosed proxy, even though executed and returned, may be revoked any time prior to the time that it is voted at the Annual Meeting by a later-dated proxy or by written notice of revocation filed with the Secretary, James M. Shelger . Alternatively, you can attend the Annual Meeting, revoke your proxy in person, and vote at the meeting itself.

Q: HOW WILL THE VOTES BE COUNTED?
A: Holders of SCI common stock are entitled to one vote per share on each matter considered at the Annual Meeting. In the election of directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are to be elected as directors. Shareholders do not have the right to cumulate votes in the election of directors. Abstentions are counted towards the calculation of a quorum. An abstention has the same effect as a vote against a proposal, or in the case of the election of directors, as shares to which voting power has been withheld.

Q: WHAT IF MY SCI SHARES ARE HELD THROUGH A BANK OR BROKER?
A: If your shares are held through a broker or bank, you will receive voting instructions from your bank or broker describing how to vote your stock. A "broker non-vote" refers to a proxy that votes on one matter, but indicates that the holder does not have the authority to vote on other matters. Broker non-votes will have the following effects at our Annual Meeting: for purposes of determining whether a quorum is present, a broker non-vote is deemed to be present at the meeting; for purposes of the election of directors and other matters to be voted on at the meeting, a broker non-vote will not be counted.

This Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card are first being mailed to shareholders beginning on or about April 11, 2003.

                             ELECTION OF DIRECTORS

The Board of Directors consists of twelve members and is divided into three classes, each with a staggered term of three years. At this year's Annual Meeting, shareholders will be asked to elect five directors to the Board. Four of these will be elected for three-year terms expiring in 2006, and one will be elected for a one-year term expiring in 2004, so as to provide a balance such that one-third of the Board members are elected by shareholders each year. Set forth below are profiles for each of the five candidates nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election by shareholders at this year's Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE FOLLOWING NOMINEES.

---------------------------------------------------------------------------------
                     R. L. WALTRIP
                     Age: 72                   Director Since: 1962          Term
                     Expires: 2006
[PHOTO]
                     Mr. Waltrip is the founder, Chairman and Chief Executive
                     Officer of SCI. A licensed funeral director, Mr. Waltrip
                     grew up in his family's funeral business and assumed
                     management of the firm in the 1950s. He began buying
                     additional funeral homes in the 1960s, achieving cost
                     efficiencies by pooling their resources. Since that time, he has grown SCI to a network of more than 3,000 funeral
                     service locations, cemeteries and cremetoria now operating in eight countries. Mr. Waltrip took SCI public in 1969. He has provided leadership to the Company for over 40 years.
                     SCI Common Shares Beneficially Owned(1): 7,838,050(2)
                     Other Directorships Currently Held: None
---------------------------------------------------------------------------------
                     ALAN R. BUCKWALTER, III
                     Age: 57                   Director Since: New Candidate Term
                     Expires: 2004
[PHOTO]
                     Mr. Buckwalter recently retired as Chairman of J.P. Morgan
                     Chase Bank, South Region after a career of over 30 years in banking that involved management of corporate, commercial, capital markets, international, private banking and retail departments. He served as head of the Banking Division and
                     Leveraged Finance Unit within the Banking and Corporate
                     Finance Group of Chemical Bank and Chairman and CEO of Chase
                     Bank of Texas. Mr. Buckwalter has attended executive
                     management programs at Harvard Business School and the
                     Stanford Executive Program at Stanford University. He is
                     also an avid community volunteer, serving on the Boards of
                     Texas Medical Center, the American Red Cross (Houston
                     chapter), and St. Luke's Episcopal Health System. He also
                     Chairs the Board of Trustees of Texas Southern University
                     Foundation.
                     SCI Common Shares Beneficially Owned(1): None
                     Other Directorships Currently Held: Federal Reserve Bank of
                     Dallas (Houston Branch)
---------------------------------------------------------------------------------

(1) Details are provided in the footnotes to the table of director and officer shareholdings listed under "Voting Securities and Principal Holders".

(2) Includes 6,351,835 shares which may be acquired by Mr. R.L. Waltrip upon exercise of stock options exercisable within 60 days of March 20, 2003.

                     ANTHONY L. COELHO
                     Age: 60                   Director Since: 1991          Term
                     Expires: 2006
[PHOTO]
                     Mr. Coelho was a member of the U.S. House of Representatives from 1978 to 1989. After leaving Congress, he joined
                     Wertheim Schroder & Company, an investment banking firm in
                     New York and became President and CEO of Wertheim Schroder
                     Financial Services. From October 1995 to September 1997, he
                     served as Chairman and CEO of ETC w/tci, an education and
                     training technology company that he established and
                     subsequently sold. He served as general chairman of the
                     presidential campaign of former Vice President Al Gore from
                     April 1999 until June 2000. Since 1997, Mr. Coelho has
                     worked independently as a business and political consultant.
                     Mr. Coelho also served as Chairman of the President's
                     Committee on Employment of People with Disabilities from
                     1994 to 2001.
                     SCI Common Shares Beneficially Owned(1): 53,554
                     Other Directorships Currently Held: Cyberonics, Inc., and
                     Cadiz, Inc.
---------------------------------------------------------------------------------
                     A. J. FOYT, JR.
                     Age: 68                   Director Since: 1974          Term
                     Expires: 2006
[PHOTO]
                     Mr. Foyt achieved prominence as a racing driver who was the first four-time winner of the Indianapolis 500. His racing career spanned four decades and three continents--North
                     America, Europe and Australia. Since his retirement from
                     racing in 1994, Mr. Foyt has engaged in a variety of
                     commercial and entrepreneurial ventures. He is the President and owner of A. J. Foyt Enterprises, Inc. (assembly,
                     exhibition and competition with high-speed engines and
                     racing vehicles), and has owned and operated car dealerships that bear his name. He has also been involved in a number of commercial real estate investment and development projects, and has served as a director of a Texas bank.
                     SCI Common Shares Beneficially Owned(1): 85,441
                     Other Directorships Currently Held: None
---------------------------------------------------------------------------------
                     EDWARD E. WILLIAMS
                     Age: 57                   Director Since: 1991          Term
                     Expires: 2006
[PHOTO]
                     Dr. Williams holds the Henry Gardiner Symonds Chair (an
                     endowed professorship) and is Director of the
                     Entrepreneurship Program at the Jesse H. Jones Graduate
                     School of Management at Rice University, where he teaches
                     classes on entrepreneurship, value creation, venture capital investing, business valuations, leveraged buyouts and the
                     acquisition of existing concerns. He has been involved in
                     starting, buying and selling several hundred companies. Dr.
                     Williams has been named by Business Week as the Number Two
                     Entrepreneurship Professor in the United States. Dr.
                     Williams holds a PhD with specialization in Finance,
                     Accounting and Economics. He has taught finance, accounting, economics and entrepreneurship at the graduate level, has
                     written numerous articles in finance, accounting, economics and entrepreneurship journals, has taught courses in
                     financial statement analysis and continues to do academic
                     research in his areas of specialty. He is the author of over
                     40 articles and eight books on business planning,
                     entrepreneurship, investment analysis, accounting and
                     finance.
                     SCI Common Shares Beneficially Owned(1): 229,473
                     Other Directorships Currently Held: EQUUS II Incorporated
---------------------------------------------------------------------------------

(1) Details are provided in the footnotes to the table of director and officer shareholdings listed under "Voting Securities and Principal Holders".

THE FOLLOWING ARE PROFILES OF THE OTHER SEVEN DIRECTORS CURRENTLY SERVING ON THE BOARD OF SCI:

---------------------------------------------------------------------------------
                     JACK FINKELSTEIN
                     Age: 75                   Director Since: 1965          Term
                     Expires: 2005
[PHOTO]
                     Mr. Finkelstein was instrumental in providing "seed" money in the earliest days of SCI, then known as Southern Capital
                     Company. He is President of JFT Oil Company (a small
                     independent oil producer) and Jeftee Quarter Horses (a
                     corporation engaged in the breeding, training and
                     competition of cutting horses). He is President of the
                     Finkelstein Foundation and he oversees several of his
                     family's trusts as trustee or co-trustee. Earlier in his
                     career, Mr. Finkelstein was an investment counselor with
                     Shearson Hammill and Company which, through a series of
                     mergers, was later acquired by other New York Stock Exchange entities.
                     SCI Common Shares Beneficially Owned(1): 382,643
                     Other Directorships Currently Held: None
---------------------------------------------------------------------------------
                     JAMES H. GREER
                     Age: 76                   Director Since: 1978          Term
                     Expires: 2005
[PHOTO]
                     Mr. Greer is the Chairman of Greer Capital Corporation (an
                     investment company) as well as the President of two
                     companies involved in real estate and commercial real estate development and management. From 1985 to 2001, he served as
                     Chairman of two entrepreneurial companies, Shelton W. Greer
                     (roof deck contracting) and Vermiculite Products
                     (lightweight aggregate processing and sales). Mr. Greer has also served on the boards of directors of over ten companies at various points in his career, including five banks and
                     several entrepreneurial ventures, as well as the Board of
                     Regents of the University of Houston.
                     SCI Common Shares Beneficially Owned(1): 83,827
                     Other Directorships Currently Held: AmeriCredit Corporation
---------------------------------------------------------------------------------
                     B. D. HUNTER
                     Age: 73                   Director Since: 1986          Term
                     Expires: 2004
[PHOTO]
                     Since February, 2000, Mr. Hunter has served as Vice-Chairman of SCI. His career in the funeral industry began in 1955,
                     when Mr. Hunter began work with an advertising and public
                     relations firm specializing in the funeral industry. He
                     purchased the firm, expanded its services into a full line management consulting firm for the funeral industry and
                     built its client base to over 1,700 of the larger funeral
                     homes in North America. Mr. Hunter later formed a company
                     that became the largest funeral supply company and the
                     second largest casket company in North America. He also
                     established a preneed funeral program that became one of the largest at that time in North America. Mr. Hunter purchased, developed and sold numerous other companies, including a
                     number of health care manufacturing companies, retirement
                     centers and nursing homes. For more than five years prior to
                     February 2002, Mr. Hunter had been the Chairman of Huntco,
                     Inc., an intermediate steel processor, and was also its
                     Chief Executive Officer prior to May 2000. In February 2002,
                     Huntco, Inc. filed a petition for bankruptcy under Chapter
                     11 during a severe downturn in the steel industry. Mr.
                     Hunter served as a member of the Listed Company Advisory
                     Committee of the New York Stock Exchange from 1997 to 2000.
                     SCI Common Shares Beneficially Owned(1): 1,883,235(2)
                     Other Directorships Currently Held: Cash America
                     International, Inc.
---------------------------------------------------------------------------------

(1) Details are provided in the footnotes to the table of director and officer shareholdings listed under "Voting Securities and Principal Holders".

(2) Includes 1,733,333 shares which may be acquired by Mr. Hunter upon exercise of stock options exercisable within 60 days of March 20, 2003.

                     VICTOR L. LUND
                     Age: 55                   Director Since: 2000          Term
                     Expires: 2004
[PHOTO]
                     Since May 2002, Mr. Lund has served as Chairman of the Board of Mariner Healthcare, Inc. From 1999 to 2002, he served as
                     Vice Chairman of the Board of Albertsons, Inc. prior to
                     which he had a 22-year career with American Stores Company in various positions, including Chairman of the Board and
                     Chief Executive Officer, Chief Financial Officer and
                     corporate controller. Prior to that time, Mr. Lund was a
                     practicing audit CPA for five years, held a CPA license and received the highest score on the CPA exam in the State of
                     Utah in the year that he was licensed. He also holds an MBA and an MA in Accounting.
                     SCI Common Shares Beneficially Owned(1): 31,356
                     Other Directorships Currently Held: Mariner Healthcare, Inc.
                     and Borders Group Inc.
---------------------------------------------------------------------------------
                     JOHN W. MECOM, JR.
                     Age: 63                   Director Since: 1983          Term
                     Expires: 2004
[PHOTO]
                     Mr. Mecom has been involved in the purchase, management and sale of business interests in a variety of industries. He
                     has owned and managed over 500,000 acres of surface and
                     mineral interests throughout the U.S. He has been involved in the purchase, renovation, management and sale of luxury hotels in the U.S., Peru and Mexico. He purchased the New
                     Orleans Saints NFL team in 1967 and sold his interest in
                     1985. He is currently Chairman of the John W. Mecom Company, principal owner of John Gardiner's Tennis Ranch and Chairman of the Board and principal owner of Rhino Pak (a contract
                     blender and packer for the petroleum industry).
                     SCI Common Shares Beneficially Owned(1): 21,012
                     Other Directorships Currently Held: None
---------------------------------------------------------------------------------
                     CLIFTON H. MORRIS, JR.
                     Age: 67                   Director Since: 1990          Term
                     Expires: 2005
[PHOTO]
                     Mr. Morris has been Executive Chairman of AmeriCredit Corp.
                     (financing of automotive vehicles) since July 2000,
                     previously having served as Chief Executive Officer and
                     President of that company. Previously, he served as Chief
                     Financial Officer of Cash America International, prior to
                     which he owned his own public accounting firm. He is a
                     certified public accountant with 41 years of certification, a Lifetime Member of the Texas Society of Certified Public
                     Accountants and an Honorary Member of the American Institute
                     of Certified Public Accountants. Mr. Morris was instrumental in the early formulation and initial public offerings of
                     SCI, Cash America International and AmeriCredit Corp., all
                     of which are now listed on the New York Stock Exchange. From
                     1966 to 1971, he served as a Vice President in treasury or financial positions at SCI, returning to serve on the
                     Company's Board of Directors in 1990. Mr. Morris was named
                     2001 Business Executive of the Year by the Fort Worth
                     Business Hall of Fame. He is also an avid community
                     volunteer, having served on the Community Foundation of
                     North Texas, Fort Worth Chamber of Commerce and Fort Worth
                     Country Day School.
                     SCI Common Shares Beneficially Owned(1): 65,040
                     Other Directorships Currently Held: Cash America
                     International, Inc.
---------------------------------------------------------------------------------

(1) Details are provided in the footnotes to the table of director and officer shareholdings listed under "Voting Securities and Principal Holders".

               W. BLAIR WALTRIP
               Age: 48                   Director Since: 1986          Term
               Expires: 2005
[PHOTO]
               Mr. Waltrip held various positions with SCI from 1977 to
               2000, including serving as vice president of corporate
               development, senior vice president of funeral operations,
               executive vice president of SCI's real estate division,
               Chairman and CEO of Service Corporation International
               (Canada) Limited (a subsidiary taken public on The Toronto
               Stock Exchange) and Executive Vice President of SCI. Mr.
               Waltrip's experience has provided him with knowledge of
               almost all aspects of the Company and its industry with
               specific expertise in North American funeral/cemetery
               operations and real estate management. Since leaving SCI in
               2000, Mr. Waltrip has been an independent consultant,
               primarily engaged in overseeing family and trust
               investments. Mr. Waltrip is the son of SCI's founder, R. L.
               Waltrip.
               SCI Common Shares Beneficially Owned(1): 2,497,015(2)
               Other Directorships Currently Held: Sanders Morris Harris
               Group Inc.
---------------------------------------------------------------------------

(1) Details are provided in the footnotes to the table of director and officer shareholdings listed under "Voting Securities and Principal Holders".

(2) Includes 410,000 shares which may be acquired by Mr. W. Blair Waltrip upon exercise of stock options exercisable within 60 days of March 20, 2003.

BOARD COMPOSITION AND MEETINGS

The Board of SCI is comprised of a majority of independent directors, the only non-independent directors serving on the Board being Mr. R. L. Waltrip, the Chairman and CEO of the Company, Mr. B. D. Hunter, the Vice Chairman, and Mr. W. Blair Waltrip, a former employee who is also the son of the Chairman. The Audit, Compensation and Nominating and Corporate Governance Committees of the Board are all comprised entirely of independent, outside directors. The Board of Directors held four meetings in 2002. Each Board member attended at least 75% of the total number of meetings of the Board and Board committees on which he served.

BOARD COMMITTEES

NAME OF COMMITTEE
AND MEMBERS                               FUNCTIONS OF THE COMMITTEE
-------------------------------------------------------------------------------------
AUDIT COMMITTEE          - Assists the Board of Directors in overseeing the integrity of SCI's financial reporting and the Company's compliance
Victor L. Lund (Chair)     with legal and regulatory requirements, including
Jack Finkelstein           oversight of the financial reporting process.
Edward E. Williams
                         - Reviews the annual audited financial statements with SCI
MEETINGS IN 2002           management and the independent accountants, including items
Five                       noted under "Management's Discussion and Analysis of
                           Financial Condition and Results of Operations" and any
                           major issues regarding accounting principles and
                           practices. This includes a review of analysis by
                           management and by the independent accountants of any
                           significant financial reporting issues and judgments made
                           in the preparation of the financial statements, including
                           the effect of alternative GAAP methods.

                         - Reviews SCI's quarterly financial statements with
                           management and the independent accountants prior to the
                           release of quarterly earnings and the filing of quarterly
                           reports with the SEC, including the results of the
                           independent accountants' reviews of the quarterly
                           financial statements.

NAME OF COMMITTEE
AND MEMBERS                                            FUNCTIONS OF THE COMMITTEE
--------------------------------------------------------------------------------------------------
AUDIT COMMITTEE (CONT'D)              - Reviews with management and the independent accountants
                                        the effect of any major changes to SCI's accounting
                                        principles and practices suggested by the internal
                                        auditors or management, as well as the impact of any
                                        regulatory and accounting initiatives on SCI's financial
                                        statements.

                                      - Oversees and reviews the performance of SCI's internal
                                        audit function.

                                      - Reviews the qualifications, independence and performance of the independent accountants annually and recommends the appointment or re-appointment of the independent
                                        accountants. The Audit Committee is solely responsible for the engagement, compensation and replacement, if
                                        appropriate, of the independent accountants.

                                      - Meets regularly with the independent accountants without
                                        SCI management present. Reviews with the independent
                                        accountants any audit problems or difficulties and
                                        management's responses to address these issues. Meets with
                                        SCI management to discuss any issues surfacing from this
                                        review as well as any other relevant issues.

                                      - Meets with SCI management and the independent accountants to review SCI's major financial risk exposures and steps
                                        management has taken to monitor and control such
                                        exposures.

                                      - Reviews and discusses summary reports from SCI's Careline, a toll-free number available to Company employees and
                                        customers to make anonymous reports of any complaints or
                                        issues regarding infringements of ethical or professional
                                        practice by any SCI employee regarding financial matters;
                                        discusses with SCI management actions taken in response to any significant issues arising from these summaries.

                                      - In the future, in accordance with Section 404 of the
                                        Sarbanes-Oxley Act of 2002, the Audit Committee will review reports relative to SCI's systems of internal accounting,
                                        disclosure and financial controls leading up to the
                                        preparation of financial statements, including obtaining
                                        and reviewing at least once a year, a report by the
                                        independent accountants regarding management's assertions
                                        on internal quality control procedures. The Audit
                                        Committee will review any material issues raised by the
                                        most recent internal quality control review or by any
                                        inquiry or investigation within the past five years, and
                                        any steps taken to deal with such issues.
--------------------------------------------------------------------------------------------------

NAME OF COMMITTEE
AND MEMBERS                                            FUNCTIONS OF THE COMMITTEE
--------------------------------------------------------------------------------------------------
NOMINATING AND CORPORATE              - Oversees the composition of the Board of Directors of SCI
GOVERNANCE COMMITTEE                    and the Board committees, including developing director
                                        qualification standards and criteria, identifying and
Anthony L. Coelho (Chair)               recruiting new candidates for the Board, developing a
Victor L. Lund                          re-nomination review process for current Board members and
Clifton H. Morris, Jr.                  considering nominees recommended by shareholders in
Edward E. Williams                      accordance with the Company's bylaws.

MEETINGS IN 2002                      - Makes recommendations to the full Board with respect to
Two                                     the nomination of candidates for Board membership and
                                        committee assignments for Board members, including the
                                        chairmanships of the Board committees.

                                      - Provides leadership to the Board in the development of
                                        corporate governance principles and practices, including the development of Corporate Governance Guidelines and a Code
                                        of Business Conduct and Ethics.

                                      - Conducts CEO succession planning and reviews succession
                                        plans for other SCI executives, including the development of both short-term (emergency) and long-term CEO succession
                                        plans, and leadership development planning. Monitors
                                        progress against these plans and reports to the full Board on this issue at least annually.

                                      - Develops and leads the annual evaluation of the
                                        performance of the Chairman and CEO and presents the results of this evaluation to the full Board for discussion and
                                        approval. Reviews the annual evaluation of other key SCI
                                        executives in conjunction with leadership development
                                        plans.

                                      - Makes recommendations to the full Board with respect to
                                        compensation for Board members.

                                      - Develops orientation programs for new Board members in
                                        conjunction with SCI's Chairman and CEO.

                                      - Develops continuing education sessions for SCI directors.
                                        This includes monitoring various director education courses offered by universities and other institutions, making
                                        recommendations to the Board as to which of these might be most useful to attend, and developing other education
                                        initiatives that may be practical and useful to Board
                                        members, including development of a program for Board
                                        member visits to SCI sites and facilities.

                                      - Develops and implements the annual process for assessment of the performance of SCI's Board as a whole and of the
                                        Nominating and Corporate Governance Committee, and
                                        coordinates the annual performance assessment of the
                                        Compensation and Audit Committees. The first such
                                        assessment process will be undertaken in 2003.
--------------------------------------------------------------------------------------------------

NAME OF COMMITTEE
AND MEMBERS                                            FUNCTIONS OF THE COMMITTEE
--------------------------------------------------------------------------------------------------
INVESTMENT COMMITTEE                  - Establishes guidelines and polices for the investment of trust funds held by independent trusts (the "Trusts"). The
Jack Finkelstein (Chair)                Trusts consist of funds collected by SCI relating to
Anthony L. Coelho                       preneed funeral sales, to preneed cemetery merchandise and
W. Blair Waltrip                        services sales and to cemetery perpetual care collections,
Edward E. Williams                      in accordance with applicable state laws. These funds are
                                        then deposited with a financial institution ("Trustee")
MEETINGS IN 2002                        qualified to do business within that state's jurisdiction.
Four
                                      - Oversees the Trustees and whether the Trusts' assets are prudently and effectively managed by the Trustees. The
                                        Investment Committee may replace a Trustee if it
                                        determines that the Trustee is not acting in the best
                                        interest of the Trust.

                                      - Works in conjunction with the Investment Operating
                                        Committee of SCI, a committee comprised of senior SCI
                                        officers, which supports the Investment Committee by
                                        providing day-to-day oversight of the Trust funds. The
                                        Investment Committee's policies are implemented through
                                        the Investment Operating Committee of SCI.

                                      - Appoints an investment consultant (currently LCG
                                        Associates, Inc.) who reports directly to the Investment
                                        Operating Committee of SCI and the Trustees. The
                                        investment consultant screens and monitors performance of
                                        the mutual funds and investment managers; and makes
                                        recommendations to the Investment Operating Committee and
                                        Trustees relative to the engagement of mutual fund and/or
                                        investment managers. The investment consultant reviews the investment portfolios with the Investment Committee at
                                        least once a quarter. The information is then forwarded to the Trustees for their review.

                                      - By law, the Trustees are ultimately responsible for all
                                        investment decisions. However, the Investment Committee
                                        recommends investment policies and guidelines, and the
                                        Investment Operating Committee recommends mutual fund and
                                        investment manager changes to the Trustees based on the
                                        advice of the investment consultant.
--------------------------------------------------------------------------------------------------

NAME OF COMMITTEE
AND MEMBERS                                            FUNCTIONS OF THE COMMITTEE
--------------------------------------------------------------------------------------------------
COMPENSATION COMMITTEE                - Oversees compensation programs for SCI's executive
                                        officers with a view to ensuring that such programs are
Victor L. Lund (Chair)                  effective, responsible, competitive and aligned with SCI's
James H. Greer                          business strategy.
John W. Mecom, Jr.
                                      - Sets compensation for the Chairman and CEO of SCI, and
MEETINGS IN 2002                        reviews and approves compensation for all other SCI
Five                                    executive officers, including base salaries, salary
                                        increases, short and long-term incentive compensation
                                        plans and awards and benefits.

                                      - Oversees the design and implementation of incentive
                                        compensation and equity-based plans, including stock option plans, and makes recommendations to the Board regarding
                                        awards granted to SCI executive officers and senior
                                        management under such plans. Conducts regular reviews of
                                        incentive compensation and equity-based plans,
                                        recommending to the Board modification or replacement of
                                        such plans, where necessary, so as to create appropriate
                                        incentives for the achievement of individual and Company
                                        performance goals.

                                      - Determines appropriate individual and Company performance measures, including goals and objectives, to be used in
                                        reviewing performance for the purposes of setting
                                        compensation for the Chairman and CEO and other executive
                                        officers as well as appropriate peer group companies to
                                        review for comparative purposes with respect to
                                        compensation decisions.

                                      - Presents recommendations to the Board with respect to any executive employment contracts for SCI's officers, including the Chairman and CEO.

                                      - Retains, as appropriate, compensation consultants to
                                        assist the Committee in fulfilling its responsibilities. The consultants report directly to the Committee, which has
                                        sole authority to approve the terms of their engagement,
                                        including their fees.
--------------------------------------------------------------------------------------------------

EXECUTIVE COMMITTEE                   - Has authority to exercise many of the powers of the full
                                        Board between Board meetings.
Robert L. Waltrip (Chair)
Anthony L. Coelho                     - Meets in circumstances where it is impractical to call a
Victor L. Lund                          meeting of the full Board and there is urgency for Board
Clifton H. Morris, Jr.                  discussion and decision-making on a specific issue. In the
Edward E. Williams                      future, it is anticipated that this committee will meet
                                        much less frequently than it did in 2002.
MEETINGS IN 2002
Seven
--------------------------------------------------------------------------------------------------

DIRECTOR COMPENSATION

  Annual Retainer

All directors receive an annual retainer of $21,000, which is paid either in Common Stock of SCI or, at each director's option, deferred Common Stock equivalents. Common Stock is issued once a year on the date of the Annual Meeting of Shareholders, such that the amount of Common Stock or Common Stock equivalents issued on that day is equivalent to the cash value of the annual retainer. Accordingly, each director received 5,012 shares of Common Stock or deferred Common Stock equivalents in May 2002.

  Meeting Fees

In addition to the Annual Retainer, all directors receive $6,000 for each Board meeting attended and non-employee directors receive a further $1,500 for each Committee meeting attended.

  Restricted Stock

Under the 2001 Stock Plan for Non-Employee Directors, each non-employee director receives an annual award of restricted Common Stock, which may not exceed 15,000 shares. In May 2002, each non-employee director received 10,000 restricted shares of SCI Common Stock. These shares are restricted for one year from the date of grant. If the director's service on the Board terminates within that one-year period, the restricted shares are forfeited unless termination is due to death, disability or a change of control of SCI (as defined in the plan). Within that one-year period, the stock cannot be sold, pledged or transferred. However, the participant has all other rights of a common stockholder, including the right to receive dividends on the shares and to vote the shares.

  Directors' Retirement Plan

Effective January 1, 2001, the Non-Employee Directors' Retirement Plan was amended such that only years of service prior to 2001 will be considered for vesting purposes. Non-employee directors who served on the Board prior to that time and were participants in the plan are entitled to receive annual retirement benefits of $42,500 per year for ten years, subject to a vesting schedule, based on their years of Board service. Retirement benefits vest in 25% increments at the end of five, eight, eleven and fifteen years of credited service, except that the benefits vest completely in the event of death while the participant is still a member of the Board or in the event of a change of control of SCI (as defined in the plan).

  Use of Company Aircraft

Each non-employee director is allowed to make personal use of Company aircraft for a maximum of 25 flight hours per year. The director must reimburse the Company for any such usage at an hourly rate pursuant to a time-sharing agreement governed by Federal Aviation Regulations. The Company also values such usage on the basis of IRS guidelines. To the extent that the IRS valuation exceeds the amount reimbursed to the Company by the director, the difference is treated as income imputed to the director, which for 2002 amounted to: $4,823 for Mr. Coelho, $10,020 for Mr. Foyt, $11,917 for Mr. Greer, $4,502 for Mr. Lund, $8,329 for Mr. Mecom, $37,558 for Mr. Morris and $7,420 for Mr. W. Blair Waltrip.

                               PERFORMANCE GRAPH

The following graph presents the Company's cumulative shareholder return over the period from December 31, 1997 to December 31, 2002. The Common Stock of the Company is compared to the S&P 500 Index, to a peer group index (the "Old Peer Group") and to a peer group selected in 2003 by the Company (the "New Peer Group"). The graph assumes $100 is invested on December 31, 1997 in the Common Stock of the Company, the S&P 500 Index, the Old Peer Group Index and the New Peer Group Index. Investment is weighted on the basis of market capitalization. Total return data assumes the reinvestment of dividends.

The data source for the following graph is S&P Investment Services.

                  COMPARISON OF CUMULATIVE SHAREHOLDER RETURN
                                   1997-2002

                           TOTAL SHAREHOLDER RETURNS

                              [PERFORMANCE GRAPH]

                                              1997     1998     1999     2000     2001    2002
                                             ------   ------   ------   ------   ------   -----
SCI........................................  100.00   104.51    19.53     4.93    14.05    9.35
S&P 500 Index..............................  100.00   128.58   155.63   141.46   124.65   97.10
New Peer Group Index.......................  100.00   109.23    49.96    67.71    85.25   71.40
Old Peer Group Index.......................  100.00   109.23    49.96    67.71    85.25   76.51

The Old Peer Group is comprised of Carriage Services Inc., Hillenbrand Industries, Inc., Matthews International Corp., Rock of Ages Corporation and Stewart Enterprises, Inc. The New Peer Group is comprised of the companies in the Old Peer Group plus Alderwoods Group, Inc. as of January 1, 2002, when it emerged from bankruptcy. The Company selected Alderwoods Group, Inc. to be added to the index because of the similarities in the nature of its business to the Company's business.

          REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board was formed in November 2002 and has taken the following initiatives since its formation:

- CORPORATE GOVERNANCE GUIDELINES: Our Committee is charged with developing Corporate Governance Guidelines and presenting these to the Board for approval. We feel strongly that our Guidelines should not merely comply with NYSE requirements but should be developed so as to reflect the Board's views on critical governance issues and operating practices. With this in mind, individual interviews were conducted with each of the outside directors serving on SCI's executive committee in 2002 to gain their perspective on a variety of corporate governance practices and priorities. Using this input, our Committee developed draft Guidelines that were presented to the Board for further review and comment on February 11, 2003. While we have already taken initiatives to implement certain aspects of the draft Guidelines, we do not believe it is appropriate to finalize or publish the Guidelines until the SEC has ruled on the NYSE's proposals as to Guideline requirements.

- EXECUTIVE SESSIONS: Executive sessions of non-management directors are now held at the end of every SCI Board meeting. The Chair of the Nominating and Corporate Governance Committee presides at these sessions.

- ROTATION OF BOARD COMMITTEE CHAIRS AND COMMITTEE MEMBERS: The Committee will review committee chairmanship and membership on an annual basis and conducted the first such review in 2003.

- BOARD ASSESSMENT: The Committee has recommended to the Board a comprehensive assessment process for the annual review of the performance of the Board as a whole and three of the Board committees (Audit, Compensation and Nominating and Corporate Governance) for implementation in 2003.

- CEO SUCCESSION PLANNING AND DEVELOPMENT: As executive development and succession is of critical importance to SCI and its Board, the Committee has already begun to work with the Chairman and CEO on this key issue. We should also note that, in the course of developing Corporate Governance Guidelines, the Board chose to give responsibility for leading SCI's annual CEO and executive evaluation process to the Nominating and Corporate Governance Committee. There were two reasons for this:

          - To ensure alignment between executive development and CEO and executive evaluation by housing both under the same Board committee; and

          - To separate the CEO evaluation process from the compensation process by housing these under separate Board committees, which the Board felt was a stronger corporate governance practice than delegating both responsibilities to a single committee.

- DIRECTOR EDUCATION:  We have taken two initiatives in this area:

          - We are developing a program for Board members to visit SCI sites and facilities on a regular basis. This program will be presented to the Board for approval and initial implementation in 2003.

          - We have been collecting information on various director education programs offered by universities and other institutions so as to make recommendations on an ongoing basis as to which of these appear the most useful and practical for SCI Board members to attend.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Anthony L. Coelho, Chair
Victor L. Lund
Clifton H. Morris, Jr.
Edward E. Williams

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION PHILOSOPHY AND OBJECTIVES

SCI's compensation philosophy, and that of the Compensation Committee, is that all compensation programs should serve to:

     - link pay and performance; and

     - attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives.

Components of compensation programs for SCI executives include base salaries, annual performance-based incentives and long-term incentives, details of which are outlined below. In 2002, SCI's executive pay programs focused on cash-based incentive awards linked to key performance measures and stock-based compensation awards, both of which were designed to provide alignment between compensation and enhanced shareholder value.

BASE SALARIES

Base salaries of executive officers listed in the summary compensation table in this proxy statement (the "Named Executive Officers") were not increased in 2002 other than in situations where an officer received a promotion involving additional responsibilities, warranting a salary adjustment to reflect this new role.

In July 2002, both Messrs. Ryan and Webb were promoted and received increases in base salaries. Mr. Ryan, who had previously served as Vice President of International Operations, was named President and Chief Operating Officer. Mr. Webb, who previously served as Vice President, Corporate Development, was promoted to Executive Vice President and assumed responsibilities for all of SCI's administrative functions. Both received salary increases to reflect their new roles.

  Comparison Group

Base salaries of SCI's officers were reviewed by means of comparisons with a published survey group of companies of similar size to SCI (by revenues) across various industries (the "Comparison Group"). There are approximately 200 companies in this revenue range in the published survey. The Comparison Group used for compensation review purposes differs from the peer groups used in the Performance Graph in this proxy statement. This is because the peer group companies all operate within SCI's industry but are either much smaller than SCI or are conglomerates with varied business units, making direct comparisons for compensation purposes impractical. While there is some overlap between these groups, there has been no attempt to link them.

  Findings

Based on this review, it was determined that the current salary levels of incumbent Named Executive Officers approximate the 75th percentile level of salaries of the Comparison Group--that is, current salary levels were greater than the salary levels of peer executives at 75% of the companies in the Comparison Group. As this level of pay is consistent with the Committee's target levels for compensation of SCI executives, we felt that there was no need to adjust current salary levels other than in instances of promotion. Where promotions occurred, salary adjustments were aimed at bringing the executive to the 50th percentile of the Comparison Group.

  Other Factors in Determining Salary Adjustments for Named Executive Officers

In determining salary increases, the Committee considers market salary rates and annual salary increases for executives with comparable positions within the Comparison Group, as well as earnings per share growth, operating income growth, sales growth and total shareholder return of SCI. In addition, we consider individual performance reviews of the officers. These criteria are assessed in a non-formula fashion and are not weighted.

All of the Named Executive Officers have employment agreements with SCI (see "Executive Employment Agreements"). These agreements provide that the base salaries of the Named Executive Officers cannot be decreased, but give the Committee the sole discretion to determine any salary increases.

ANNUAL INCENTIVE COMPENSATION

  Philosophy

Annual incentive opportunities are linked to the achievement of key financial and operational objectives for SCI on a consolidated basis. The objective of this policy is to focus SCI's executive officers on objectives that the Committee believes are primary determinants of share price over time.

  Targets

Target award levels for 2002 were set at approximately the 75th percentile level of the Comparison Group for the Named Executive Officers as a group. As such, if SCI achieved performance against the key measures at target levels, executive officers would receive incentive awards at this level. Actual awards are proportionately decreased or increased on the basis of SCI's performance relative to the targets, subject to maximum award amounts.

  Performance Measures

For 2002, two performance measures were used: (i) operating free cash flow and
(ii) the ratio of earnings before interest, taxes, depreciation and amortization ("EBITDA") to average total capital. Each of these measures was weighted equally at target levels and assessed relative to SCI's 2002 business plan. Performance targets based on these measures were established by the Committee during the first quarter of 2002 for the performance period of January 1 through December 31, 2002. In August 2002, the Committee defined a second performance period of July 1 through December 31, 2002 to reflect the expected business results due to the delay in the sale of the Company's French operations. We also limited the bonuses to be paid for both performance periods based on total results which would have been achieved if the Company's French operations had been included for the full year.

  Awards

For 2002, SCI's actual performance on the operating free cash flow measure slightly exceeded the target. However, performance of the EBITDA to the average total capital ratio fell below the threshold. As a result, we awarded bonuses to the Named Executive Officers at 62.5% of target levels, the amounts of which are disclosed in the summary compensation table.

LONG-TERM INCENTIVE COMPENSATION

  Stock Options

Stock options were granted to the Named Executive Officers in 2002. The awards were targeted at the 75th percentile of long-term incentive awards of the Comparison Group. The options were granted at exercise prices equal to 100% of the fair market value of SCI Common Stock on the grant date. They vest at a rate of one-third per year and have an eight year term.

  Performance Units

The Committee plans to change SCI's form of long-term incentive compensation for 2003. Instead of stock-based compensation, long-term compensation for 2003 will consist of performance units with a cash payout that is based on SCI's total shareholder return compared to the total shareholder return of the publicly traded U.S. companies in Value Line's Diversified Industry Classification. A threshold return to SCI shareholders will also be established and incorporated into the plan; the threshold level of return must be achieved before any payouts will be made under the plan.

RETENTION OF COMPENSATION CONSULTANTS

From time to time, we work with compensation consultants who assist in the design, implementation and communication of various compensation plans and in the review of compensation levels and programs. Any compensation consultants retained for this purpose report directly to the Committee, which has the sole authority to approve the consultants' fees and any other terms of engagement.

LIMITATION OF TAX DEDUCTION FOR EXECUTIVE COMPENSATION

Subject to certain exceptions, the Omnibus Budget Reconciliation Act of 1993 ("OBRA") prohibits publicly traded companies from receiving a tax deduction on compensation paid to Named Executive Officers in excess of $1,000,000 annually. The Committee has not adopted a specific policy relating to OBRA. We consider the OBRA restrictions when structuring executive compensation programs. However, we believe that tax deductibility should not be the sole consideration in setting appropriate compensation for SCI's senior management and maintaining management's focus on the goal of increasing shareholder value. As such, we view OBRA as one of a number of factors that we consider in making compensation decisions.

2002 CHIEF EXECUTIVE OFFICER COMPENSATION

  Base Salary

Mr. R. L. Waltrip received no base salary increase in 2002.

  Annual Incentive Compensation

Mr. Waltrip received an annual incentive for 2002 of $593,750, which was 62.5% of the target established by the Committee. The award was determined using the same factors used to award annual incentives for other Named Executive Officers, as described above. Mr. Waltrip's target annual incentive was set slightly above the 50th percentile of target annual incentives of the Comparison Group.

  Long-Term Incentive Compensation

Mr. Waltrip was granted 1,000,000 stock options in February, 2002 which was slightly below the 75th percentile of the Comparison Group levels. These options, like all other options granted to Named Executive Officers, were granted at an exercise price equal to 100% of the fair market value of SCI's common stock on the date of grant. They vest at a rate of one-third per year and have an eight-year term.

COMPENSATION COMMITTEE

Victor L. Lund, Chair
James H. Greer
John W. Mecom, Jr.

           CERTAIN INFORMATION WITH RESPECT TO OFFICERS AND DIRECTORS

CASH COMPENSATION

The following table sets forth information for the three years ended December 31, 2002 with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Company. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the "Salary" and "Bonus" columns in the table.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------
                                                                                       LONG-TERM COMPENSATION
                                                                                -------------------------------------
                                                ANNUAL COMPENSATION                     AWARDS               PAYOUTS
---------------------------------------------------------------------------------------------------------------------
                                                                                RESTRICTED                  LONG-TERM
          NAME AND                                             OTHER ANNUAL       STOCK        STOCK        INCENTIVE
     PRINCIPAL POSITION        YEAR   SALARY(1)     BONUS     COMPENSATION(2)     AWARD       OPTIONS        PAYOUTS
---------------------------------------------------------------------------------------------------------------------
 R. L. Waltrip                 2002   $  995,000   $593,750      $240,302            0       1,000,000          0
 Chairman and                  2001    1,000,250    712,500       241,772            0       1,400,000          0
 Chief Executive Officer       2000    1,001,000    712,500       259,320            0       1,200,000          0
 B. D. Hunter                  2002      645,000    300,000        19,933            0         600,000          0
 Vice Chairman                 2001      650,250    420,000        40,698            0       1,100,000          0
                               2000      451,000    280,000        26,912            0         900,000          0
 Thomas L. Ryan                2002      305,250    212,500        10,123            0         200,000          0
 President and Chief           2001      200,000    142,080         4,630            0         200,000          0
 Operating Officer             2000      191,346     93,000        12,911            0         112,500          0
 Michael R. Webb               2002      316,500    200,000        12,457            0         200,000          0
 Executive Vice President      2001      269,327    159,840         8,593            0         200,000          0
                               2000      230,776     94,000        10,128            0         112,500          0
 Jeffrey E. Curtiss            2002      400,000    175,000        27,200            0         250,000          0
 Senior Vice President and     2001      400,000    280,000        19,322            0         400,000          0
 Chief Financial Officer       2000      400,000    280,000        15,694            0         300,000          0
---------------------------------------------------------------------------------------------------------------------

-----------------------------  ----------------

-----------------------------  ----------------

          NAME AND                ALL OTHER
     PRINCIPAL POSITION        COMPENSATION(3)
-----------------------------  ----------------
 R. L. Waltrip                     $ 60,552
 Chairman and                       284,229
 Chief Executive Officer            284,229
 B. D. Hunter                        11,220
 Vice Chairman                        9,518
                                      2,538
 Thomas L. Ryan                      11,379
 President and Chief                  7,903
 Operating Officer                    2,101
 Michael R. Webb                     15,527
 Executive Vice President            12,640
                                      3,115
 Jeffrey E. Curtiss                  10,235
 Senior Vice President and           10,235
 Chief Financial Officer              5,135
----------------------------------------------------------------

---------------

(1) Salary includes director fees for Mr. R. L. Waltrip and Mr. Hunter of $45,000 each for 2002.

(2) Figures include executive perquisites and benefits, including, for 2002, $110,500 for interest reimbursement for Mr. R. L. Waltrip, relating to the reimbursement of interest paid by him on the loan from the Company described in the third paragraph under "Certain Transactions." For each of the other Named Executive Officers, the aggregate of the executive's perquisites and benefits in 2002 did not exceed the lesser of $50,000 or 10 percent of the total of the executive's annual salary and bonus.

(3) Consists of the following for 2002: $44,343 for split dollar life insurance, $2,439 for term life insurance and $13,770 for Company contributions to the Company's 401(k) plan for Mr. R. L. Waltrip; $11,220 for Company contributions to the Company's 401(k) plan for Mr. Hunter; $259 for term life insurance and $11,120 for Company contributions to the Company's 401(k) plan for Mr. Ryan; $1,757 for term life insurance and $13,770 for Company contributions to the Company's 401(k) plan for Mr. Webb; and $2,585 for term life insurance and $7,650 for Company contributions to the Company's 401(k) plan for Mr. Curtiss.

STOCK OPTIONS

                             OPTION GRANTS IN 2002

                                             NUMBER OF    % OF TOTAL
                                             SCI SHARES     OPTIONS
                                             UNDERLYING   GRANTED TO    EXERCISE                 GRANT DATE
                                              OPTIONS      EMPLOYEES    PRICE PER   EXPIRATION    PRESENT
             NAME               GRANT DATE   GRANTED(1)     IN 2002     SHARE(2)       DATE       VALUE(3)
             ----               ----------   ----------   -----------   ---------   ----------   ----------
R. L. Waltrip.................   2/13/02     1,000,000       17.55%      $5.0650     2/13/10     $3,507,000
B. D. Hunter..................   2/13/02       600,000       10.53%      $5.0650     2/13/10     $2,104,200
Thomas L. Ryan................   2/13/02       100,000        1.75%      $5.0650     2/13/10     $  350,700
                                 8/14/02       100,000        1.75%      $2.9250     8/14/10     $  218,760
Michael R. Webb...............   2/13/02       100,000        1.75%      $5.0650     2/13/10     $  350,700
                                 8/14/02       100,000        1.75%      $2.9250     8/14/10     $  218,760
Jeffrey E. Curtiss............   2/13/02       250,000        4.39%      $5.0650     2/13/10     $  876,750

---------------

(1) The stock options vest one-third on each anniversary of the grant date. Each option will also fully vest upon a change of control of the Company (as defined in the Amended 1996 Incentive Plan) or in certain circumstances involving termination of employment.

(2) The exercise price for all grants is the market price at the date of grant.

(3) The present value of the options is based on a present value model known as the "Black-Scholes option pricing model." The choice of such valuation method does not reflect any belief by the Company that such a method, or any other valuation method, can accurately assign a value to an option at the grant date. The assumptions used for valuing the February 2002 grants are: volatility rate of 62.3%; annual dividend yield of 0%; turnover rate of 3%; and risk free interest rate of 5.06%. The assumptions used for valuing the August 2002 grants are: volatility rate of 62.3%, annual dividend yield of 0%; turnover rate of 3%; and risk free interest rate of 4.1%.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 2002 OPTION
                                     VALUES

                                                         NUMBER OF SHARES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               SHARES                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              ACQUIRED                   DECEMBER 31, 2002             DECEMBER 31, 2002
                                 ON       VALUE     ---------------------------   ---------------------------
            NAME              EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              --------   --------   -----------   -------------   -----------   -------------
R. L. Waltrip...............     0          0        5,285,168      3,533,335      $251,999      $  126,001
B. D. Hunter................     0          0          966,666      1,633,334      $189,000      $   94,500
Thomas L. Ryan..............     0          0          173,466        385,834      $ 23,625      $   74,938
Michael R. Webb.............     0          0          201,666        405,834      $ 23,625      $   74,938
Jeffrey E. Curtiss(1).......     0          0          333,332        616,668      $ 62,999      $   31,501

---------------

(1) The options reported above for Mr. Curtiss include an option for 100,000 shares that Mr. Curtiss transferred to trusts for the benefit of certain family members, of which options Mr. Curtiss disclaims beneficial ownership.

RETIREMENT PLANS

  SCI Cash Balance Plan

The SCI Cash Balance Plan is a defined benefit plan which was amended effective January 1, 2001 such that the Company would not make any further contributions under the plan after 2000. Each participant in the plan has an account which, until December 31, 2000, was credited each year that a participant qualified with a Company contribution (based on annual compensation and years of benefit service) and interest. Plan accounts continue to accrue interest and, for 2002, interest for each account was credited at the annual rate of 3.1%.

  Estimated Annual Benefits Payable at Age 65

                         NAME                            ANNUAL BENEFIT
                         ----                            --------------
R. L. Waltrip.........................................    $118,852(1)
B. D. Hunter..........................................      28,884(2)
Thomas L. Ryan........................................       5,063(3)
Michael R. Webb.......................................      12,949(3)
Jeffrey E. Curtiss....................................     -- 0 --

---------------

(1) This amount is currently being paid. Pursuant to a change in tax regulations, Mr. R. L. Waltrip became eligible for an additional benefit of $310,771 which was paid on or about November 1, 2002.

(2) Currently being paid.

(3) The estimated annual benefit amount assumes no contributions being made to the plan after December 31, 2000 and assumes interest being credited only until age 65.

At retirement or termination, the participant may elect to receive his or her vested benefit as a lump sum distribution, a monthly payout or a rollover to an IRA or other tax qualified plan. Normal Retirement Age is defined in the SCI Cash Balance Plan as (1) the date upon which a member attains age 65 or (2) in the case of an employee who becomes a member of the SCI Cash Balance Plan after the age of 60, it will be the fifth anniversary of the date that such member became a participant.

  Supplemental Executive Retirement Plan for Senior Officers

In 2000, the Company amended the Supplemental Executive Retirement Plan for Senior Officers ("SERP for Senior Officers") effective January 1, 2001. Under the amendment, no additional benefits will accrue and no employees shall become eligible to participate in the plan after 2000.

The SERP for Senior Officers is a non-qualified plan which covers executive officers and certain regional operating presidents, including the Named Executive Officers. Benefits under the SERP for Senior Officers do not consist of compensation deferred at the election of participants. The amounts of benefits under the plan were previously set by the Compensation Committee from time to time. The Compensation Committee previously set guidelines such that the annual benefits would generally equal a percentage (75% for the CEO and lesser percentages for the other officers) of a participant's 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant's benefits under Social Security and the SCI Cash Balance Plan. The participant will be entitled at age 60 to the annual payment of the full amount of his benefit; if his employment terminates earlier than age 60, he will be entitled to the annual payment of the amount of his benefit multiplied by a fraction of which the numerator is the participant's years of service and the denominator is the number of years from the participant's hire date until he reaches age 60.

Benefit payments will be made in the form of 180 monthly installments commencing at the later of severance of employment or the attainment of age 55. Prior to retirement, if a participant dies or in the event of a change of control of the Company (as defined in the SERP for Senior Officers), the Company will promptly pay to each beneficiary or participant a lump sum equal to the present value of the benefit that the participant would have been entitled to receive if he had continued to accrue benefit service from the date of death or the date of the change of control to the date of his 65th birthday. Participants may elect to begin receiving monthly benefits at age 55, while still employed, provided the participant gives written notice at least twelve months prior to the attainment of age 55. Such installments will be reduced for early commencement to reasonably reflect the time value of money.

The table below sets forth benefits for the Named Executive Officers.

                 ANNUAL BENEFITS UNDER SERP FOR SENIOR OFFICERS

                                                            ESTIMATED
                                                             ANNUAL
                                                        BENEFIT AT AGE 60
                                                        -----------------
R. L. Waltrip........................................     $1,110,773(1)
B. D. Hunter.........................................        -- 0 --
Thomas L. Ryan.......................................         18,968
Michael R. Webb......................................         42,725
Jeffrey E. Curtiss...................................         22,977

---------------

(1) This is Mr. R. L. Waltrip's actual benefit which, pursuant to his election, is being paid in the form of monthly installments since January 1, 1995.

EXECUTIVE EMPLOYMENT AGREEMENTS

  Employment Agreement with the Chairman and Chief Executive Officer

The Company has an executive employment agreement with Mr. R. L. Waltrip which expires December 31, 2006. The agreement provides for a base salary, which cannot be decreased but may be increased by the Compensation Committee in its sole discretion. As of March 20, 2003, the base salary for Mr. R. L. Waltrip was $950,000. The terms of the agreement also provide that Mr. R. L. Waltrip shall have the right to participate in bonus and other compensation and benefit arrangements.

In the event of termination of employment due to disability or death, Mr. R. L. Waltrip or his estate will be entitled to receive any accrued and unpaid salary or other compensation, a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus he received in the preceding three years and continuation of welfare plan benefits. If he is terminated without cause or he voluntarily terminates for specified reasons generally relating to a failure by the Company to honor the terms of the employment agreement ("Good Reason"), he will be entitled to continuation of compensation and certain other benefits for the remaining term of his employment agreement. In the event of a change of control of the Company (as defined in the agreement), Mr. R. L. Waltrip will be entitled to terminate his employment for Good Reason, or without any reason during the 30-day period beginning one year after the change of control (the "Window Period"), and receive a lump-sum payment equal to (a) any accrued and unpaid salary or other compensation plus
(b) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus he received in the preceding three years plus
(c) an amount equal to five times his base salary and his highest recent bonus. Upon termination of Mr. R. L. Waltrip's employment, he will be subject to a 10 year non-competition obligation; however, the Company will not be required to make any further payments to Mr. Waltrip for the non-competition obligation. If any payments under the executive employment agreement or under the benefit plans of the Company would subject Mr. R. L. Waltrip to any excise tax under the Internal Revenue Code, he will also be entitled to receive an additional payment in an amount such that, after the payment of all taxes (income and excise), he will be in the same after-tax position as if no excise tax had been imposed.

  Other Named Executive Officers

The Company also has employment agreements with Messrs. B. D. Hunter, Thomas L. Ryan, Michael R. Webb and Jeffrey E. Curtiss and the other eight executive officers. These agreements have current terms expiring December 31, 2003. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Company's decision to authorize renewal, the employment agreement will not be extended.

These agreements provide for base salaries, which cannot be decreased but may be increased by the Compensation Committee, and the right to participate in bonus and other compensation and benefit arrangements. As of March 20, 2003, the base salaries for Messrs. Hunter, Ryan, Webb and Curtiss were $600,000, $450,000, $425,000 and $400,000, respectively.

In the event of termination of employment due to disability, death, or termination by the Company without cause, the executive or his estate will be entitled to receive (i) his salary through the end of his employment term, and
(ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the bonus the executive would have received if he had remained an employee through his employment term ("Pro Rated Bonus"). In the event of a change of control of the Company (as defined in the agreements), the executive will be entitled to receive a lump-sum payment equal to the sum of two years salary plus a Pro Rated Bonus if, during the twelve months following the change of control, the executive terminates his employment without any reason or is terminated by the Company without cause.

Upon termination of his employment, each executive will be subject, at the Company's option, to a non-competition obligation for a period of one year which the Company may extend for one additional year. If the Company elects to have the non-competition provisions apply, the Company will make payments to the executive during the non-competition period at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment (other than within twelve months after a change of control), in which case the executive will be bound by the non-competition provisions without the Company making the corresponding payments.

OTHER COMPENSATION

Mr. R. L. Waltrip and certain other officers participate in the Split Dollar Life Insurance Plan, under which they are owners of life insurance policies. Mr.
R. L. Waltrip's policy provides a death benefit of $2,000,000. SCI advances the annual premium on each policy, with the executive paying income tax on the term cost of the death benefit. Each executive participant collaterally assigned an interest in the policy to SCI in an amount equal to its cumulative premiums paid. SCI will recover its cumulative premiums paid at the earlier of 15 years or death.

COMPENSATION OF DIRECTORS

The compensation of directors is described under "Election of Directors-Director Compensation" herein above.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Board members who served on the Compensation Committee during 2002 were Messrs. Anthony L. Coelho, James H. Greer, Victor L. Lund, John W. Mecom, Jr. and E. H. Thornton, Jr. No member of the Compensation Committee in 2002 or at present was or is an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.

                              CERTAIN TRANSACTIONS

For 2002, SCI paid $108,337 in compensation and granted stock options for 750 shares of Common Stock to Mr. Kevin Mack in his capacity as an employee of the Company. Mr. Mack is the brother of Mr. Stephen M. Mack, Senior Vice President Eastern Operations of the Company.

For 2002, SCI paid $71,925 in compensation and granted stock options for 3,000 shares of Common Stock to Mr. David Warren in his capacity as an employee of the Company. Mr. Warren is the stepson of Mr. Edward E. Williams, a director of the Company.

In connection with grants of restricted stock under the Amended 1987 Stock Plan, on August 19, 1993 the Company made loans, among others, of $1,700,000 to Mr. R.
L. Waltrip and $600,000 to Mr. W. Blair Waltrip. The loans were made to facilitate the payment of the estimated federal income taxes resulting from their receipt of the restricted stock grants. Each of the loans is due August 10, 2003 and remained outstanding in 2002. The loans bear interest at 6 1/2% per annum, which interest is reimbursed by the Company (together with a tax gross-up payment equal to approximately 70% of the interest). At maturity, the loans may be paid off in cash or in Common Stock.

At the date of his resignation as Executive Vice President of the Company on January 18, 2000, Mr. W. Blair Waltrip had a three year employment agreement with the Company. In connection with the resignation, SCI modified Mr. W. Blair Waltrip's employment agreement and agreed to provide or pay Mr. W. Blair Waltrip, among other things, (i) salary and benefits until December 31, 2002,
(ii) interest reimbursement for the loan described in the preceding paragraph, and (iii) continuation of his Company stock options in accordance with their terms. Pursuant to the foregoing, the Company paid for or to Mr. W. Blair Waltrip $555,852 for 2002. In connection with the modification of the employment agreement, the Company elected to enforce Mr. W. Blair Waltrip's post-employment non-competition obligations for the period from January 1, 2003 until December 31, 2005, during which the Company will make non-competition payments of $475,000 per year. Additionally, Mr. W. Blair Waltrip receives remuneration as a director of the Company.

A Company lending subsidiary previously provided various types of financing in the funeral and cemetery industry, including loans to certain employees and directors of SCI. Although the lending subsidiary no longer makes new loans, during 2002, the subsidiary had outstanding a loan at the prime rate to Mr. Stephen M. Mack, Senior Vice President Eastern Operations, of which the largest balance in 2002 was $175,000 and the year end balance was $137,169. Mr. Mack paid off the loan in full in February 2003.

Prior to being elected Vice President Western Operations in 2003, Mr. Sumner James Waring, III relocated to California at the Company's request. In that regard, SCI reimbursed Mr. Waring for $22,416 in relocation expenses and provided an interest free mortgage loan of $1,540,000 for Mr. Waring's purchase of a house in California. In December 2002, the Company (i) purchased the house from Mr. Waring at the price of $1,540,000 and Mr. Waring paid off in full the $1,540,000 mortgage loan, and (ii) leased the house to Mr. Waring under a month-to-month lease providing for Mr. Waring to pay rent of $1,000 per month.

In 1996, the family of Mr. Waring sold its business to SCI. In the transaction, Mr. Waring entered into a noncompetition agreement under which the Company pays him $50,000 per year for ten years. Mr. Waring's father entered a noncompetition agreement under which the Company pays him $100,000 per year for ten years. Mr. Waring's father also has a Consulting Agreement expiring in 2006 under which the Company paid him fees (and an automobile allowance) of $81,000 for 2002. In addition, Mr. Waring's father and mother own a company that leases an office building to SCI under a lease expiring in 2003 and providing for rent of $60,000 in 2002 and $61,800 in 2003. Until August 2002, Mr. Waring owned 50% of such company. Mr. Waring's father and mother also own a company that leases funeral homes to SCI under a lease expiring in 2016 and providing for rent of $185,000 per year.

Barrow, Hanley, Mewhinney & Strauss, Inc. ("BHMS") is a holder of more than 5% of the outstanding shares of Common Stock of the Company. During 2002, BHMS was one of the investment managers of portfolios of independent trusts which hold funds collected from consumers in connection with preneed funeral sales and preneed cemetery sales. The process by which such portfolio managers are chosen and overseen is outlined above under the section entitled "Board of Directors-Board Committees-Investment Committee". During 2002, BHMS managed on average approximately $87,513,000 for such trusts and was managing approximately $80,725,000 at the end of 2002. Such trusts are prohibited from investing in SCI stock or other SCI securities. For such services, the trusts paid fees of $305,987 to BHMS for 2002. It is expected that BHMS will continue to act as an investment manager for such trusts during 2003.

Marsh & McLennan Companies, Inc. ("MMC") is a holder of more than 5% of the outstanding shares of Common Stock of the Company. In 2002, Marsh Inc., a subsidiary of MMC, acted as agent for the Company in its purchase of (i) aviation insurance at a gross premium of $216,718, from which MMC received a commission of $32,508, and (ii) surety bonds relating to preneed sales in the Company's funeral home and cemetery businesses for a gross premium of $406,614, from which MMC received a commission of $101,654. It is expected that Marsh Inc. will continue to act as agent for the Company in the purchase of insurance products in 2003. In addition, Mercer Delta, another subsidiary of MMC, provided consulting services to SCI and to the Nominating and Corporate Governance Committee of the Company's Board of Directors on various corporate governance initiatives for which MMC received consulting fees of $100,000 in 2002. It is expected that Mercer Delta will continue to provide such consulting services in 2003.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

The table below sets forth information with respect to any person who is known to the Company as of March 20, 2003 to be the beneficial owner of more than five percent of the Company's Common Stock.

                                                                 AMOUNT
                      NAME AND ADDRESS                        BENEFICIALLY   PERCENT
                    OF BENEFICIAL OWNER                          OWNED       OF CLASS
                    -------------------                       ------------   --------
Barrow, Hanley, Mewhinney & Strauss, Inc....................  36,470,900(1)    12.2%
  One McKinney Plaza
  3232 McKinney Avenue, 15th Floor
  Dallas, Texas 75204-2429

Brandes Investment Partners LLC, Brandes Investment
  Partners, Inc., Brandes Worldwide Holdings, L.P., Charles
  H
  Brandes, Glenn R. Carlson and Jeffrey A. Busby............  26,416,172(2)     8.9%
  11988 El Camino Real, Suite 500
  San Diego, California 92130

Capital Research and Management Company.....................  22,236,900(3)     7.5%
  333 South Hope Street, 55th Floor
  Los Angeles, California 90071

Putnam, LLC., Marsh & McLennan Companies, Inc., Putnam
  Investment Management, LLC and The Putnam Advisory
  Company, LLC..............................................  28,310,402(4)     9.5%
  One Post Office Square
  Boston, Massachusetts 02109

Vanguard Windsor Funds -- Vanguard Windsor II
  ("Windsor")...............................................  28,414,400(5)     9.5%
  100 Vanguard Blvd
  Malvern, Pennsylvania 19355

---------------

(1) Based on a filing made by Barrow, Hanley, Mewhinney & Strauss, Inc. on February 12, 2003, which reported sole voting power for 209,800 shares, shared voting power for 36,261,100 shares, sole investment power for 36,470,900 shares and shared investment power for no shares. BHMS has informed the Company that the shares reported in the table as beneficially owned by BHMS include all 28,414,400 shares reported in the table as beneficially owned by Windsor, for whom BHMS is an investment manager.

(2) Based on a filing made by the named companies and persons on February 14, 2003, which reported sole voting power for no shares, shared voting power for 18,472,695 shares, sole investment power for no shares and shared investment power for 26,416,172 shares.

(3) Based on a filing made by Capital Research and Management Company on February 13, 2003, which reported sole voting power for no shares, shared voting power for no shares, sole investment power for 22,236,900 shares and shared investment power for no shares.

(4) Based on filings made by the named companies on February 14, 2003, which reported sole voting power for no shares, shared voting power for 389,049 shares, sole investment power for no shares and shared investment power for 28,310,402 shares.

(5) Based on a filing made by Vanguard Windsor Funds -- Vanguard Windsor II on February 13, 2003, which reported sole voting power for 28,414,400 shares, shared voting power for no shares, sole investment power for no shares and shared investment power for 28,414,400 shares. BHMS has informed the Company that the shares reported in the table as beneficially owned by BHMS include all 28,414,400 shares reported in the table as beneficially owned by Windsor, for whom BHMS is an investment manager.

The table below sets forth, as of March 20, 2003, the amount of the Company's Common Stock beneficially owned by each Named Executive Officer, each director and nominee for director, and all directors and executive officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have sole voting and investment power, unless otherwise noted.

                                                                 AMOUNT
                                                              BENEFICIALLY     PERCENT
                NAME OF INDIVIDUAL OR GROUP                     OWNED(1)       OF CLASS
                ---------------------------                   -------------    --------
R. L. Waltrip...............................................      7,838,050(2)   2.5%
B. D. Hunter................................................      1,883,235(3)     *
Thomas L. Ryan..............................................        334,470(4)     *
Michael R. Webb.............................................        391,402(5)     *
Jeffrey E. Curtiss..........................................        736,822(6)     *
Alan R. Buckwalter..........................................             --
Anthony L. Coelho...........................................         53,554        *
Jack Finkelstein............................................        382,643(7)     *
A. J. Foyt, Jr..............................................         85,441(8)     *
James H. Greer..............................................         83,827        *
Victor L. Lund..............................................         31,356        *
John W. Mecom, Jr...........................................         21,012        *
Clifton H. Morris, Jr.......................................         65,040(9)     *
E. H. Thornton, Jr..........................................        130,584        *
W. Blair Waltrip............................................      2,497,015(10)     *
Edward E. Williams..........................................        229,473(11)     *
Executive Officers and Directors as a Group (24 persons)....     17,719,856(12)   5.7%

---------------

* Less than one percent

(1) For each of Messrs. Coelho, Finkelstein, Foyt, Greer, Lund, Mecom, Morris, Thornton, W. Blair Waltrip and Williams, the amounts include 10,000 restricted shares held under the 2001 Stock Plan for Non-Employee Directors. Each such director has sole voting and shared investment power with respect to such shares.

(2) Includes 468,384 shares held in trusts (under one of which trusts Mr. R. L. Waltrip's wife is a beneficiary) under which Mr. R. L. Waltrip's three children, as trustees, share voting and investment powers. These shares are also included in the shares owned by Mr. W. Blair Waltrip. See Footnote
     (10). The information herein regarding ownership of equity securities by the trusts is for informational purposes only and is not to be construed as a statement that Mr. R. L. Waltrip is a beneficial owner of any such securities, as any beneficial ownership thereof is expressly disclaimed by Mr. R. L. Waltrip. Also includes 530,133 shares held by an estate of which Mr. R. L. Waltrip is the executor having sole voting and investment powers. Also includes 6,351,835 shares which may be acquired upon exercise of stock options exercisable within 60 days.

(3) Includes 38,408 shares indirectly controlled by Mr. Hunter (of which Mr. Hunter disclaims beneficial ownership). Also includes 1,733,333 shares which may be acquired upon exercise of stock options exercisable within 60 days.

(4) Includes 298,466 shares which may be acquired by Mr. Ryan upon exercise of stock options exercisable within 60 days.

(5) Includes 326,666 shares which may be acquired by Mr. Webb upon exercise of stock options exercisable within 60 days. Also includes 11,707 shares which may be acquired upon conversion of convertible notes.

(6) Includes 10,000 shares which are held in a revocable trust of which Mr. Curtiss is trustee and 79,859 shares held by a family limited partnership. Also includes 616,665 shares which may be acquired upon exercise of stock options exercisable within 60 days, including exercisable options for 66,666 shares held in trust for the benefit of certain family members. Mr. Curtiss disclaims beneficial ownership of the shares and options held in trust. Also includes 14,453 shares which may be acquired upon conversion of convertible notes.

(7) Includes 333,105 shares held in trusts for the benefit of other family members and/or himself, and 8,500 shares held by a charitable foundation of which Mr. Finkelstein is President. As trustee, Mr. Finkelstein has sole voting and investment power with respect to 242,571 shares and shared voting and investment power with respect to

     90,534 shares. Mr. Finkelstein disclaims beneficial ownership as to 99,034 shares held in such trusts and by the foundation.

(8) Includes 17,885 shares held by Mr. Foyt as custodian for family members. Mr. Foyt has sole voting and investment power for such shares and disclaims beneficial ownership of such shares. Also includes 200 shares owned by Mr. Foyt's wife.

(9) Includes 4,034 shares owned by Mr. Morris' wife. Mr. Morris disclaims beneficial ownership of such shares.

(10) Includes 152,204 shares held in a trust for the benefit of Mr. W. Blair Waltrip, 1,072,224 shares held in trusts under which Mr. W. Blair Waltrip, his brother and his sister are trustees and have shared voting and investment power and for which Mr. W. Blair Waltrip disclaims 2/3 beneficial ownership. Also includes 105,357 shares held by other family members or trusts, of which shares Mr. W. Blair Waltrip disclaims beneficial ownership. Of the shares attributable to the trusts, 468,384 shares are also included in the shares owned by Mr. R. L. Waltrip. See Footnote (2). Also includes 90,000 shares held by a charitable foundation of which Mr. Waltrip is President and 410,000 shares which may be acquired upon exercise of stock options exercisable within 60 days.

(11) Includes 38,301 shares which may be acquired upon conversion of SCI convertible notes purchased by Dr. Williams on the open market.

(12) Includes 12,881,077 shares which may be acquired upon exercise of stock options exercisable within 60 days and 65,593 shares which may be acquired upon conversion of convertible notes.

                         REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board of Directors in overseeing the integrity of the Company's financial reporting and the Company's compliance with legal and regulatory requirements, including oversight of the financial reporting process. The Audit Committee's functions are detailed in the section entitled "Board of Directors-Board Committees-Audit Committee" above. Each member of the Audit Committee is independent as defined by the New York Stock Exchange rules. A copy of the Audit Committee Charter adopted by the Board of Directors was attached to the 2001 Proxy Statement as an exhibit.

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with the independent accountants. Specifically, we have discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as modified or supplemented. The Committee received a written disclosure letter from the Company's independent accountants as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified and supplemented. We have also reviewed the independence of the independent accountants considering the compatibility of non-audit services with maintaining their independence from the Company. Based on the preceding review and discussions contained in this paragraph, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the 2002 fiscal year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Victor L. Lund, Chair
Jack Finkelstein
Edward E. Williams

          PROPOSAL TO APPROVE THE SELECTION OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors of the Company has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to serve as the independent accountants for the Company for the fiscal year ending December 31, 2003. PricewaterhouseCoopers and its predecessors have audited the Company's accounts since 1993. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions at such meeting. The Audit Committee wishes to submit the selection of PricewaterhouseCoopers for shareholders' approval at the Annual Meeting. If the shareholders do not give approval, the Audit Committee will reconsider its selection.

AUDIT FEES AND ALL OTHER FEES

  Audit Fees

Fees for audit services totaled $2,274,433 in 2002 and $2,485,758 in 2001, including fees associated with the annual audit, the reviews of the Company's quarterly reports on Form 10-Q, and statutory audits required internationally.

  Audit Related Fees

Fees for audit related services totaled $121,472 in 2002 and $429,889 in 2001. Audit related services principally include the audit of certain preneed funeral and cemetery trust funds in 2002. For 2001, the services included the audit of certain preneed funeral and cemetery trust funds, due diligence services and audits of employee benefit plans.

  Tax

Fees for tax services, including tax compliance, tax advice and tax planning, totaled $378,131 in 2002 and $1,354,492 in 2001. Fees for tax services in both years are primarily related to compliance work in the Company's international operations. The decrease in 2002 is related to international divestitures during 2002 and 2001.

  All Other Fees

Fees for all other services not described above totaled approximately $15,725 in 2002 and $870,442 in 2001. Fees for 2002 included human resources advisory services. Fees for 2001 principally included internal audit outsourcing services and actuarial services for certain preneed funeral and cemetery trust funds.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY.

                              SHAREHOLDER PROPOSAL

The Company has been advised that Mr. Nick Rossi, P.O. Box 249, Boonville, CA 95415, owner of 2,000 shares of Common Stock, intends to have Mr. John Chevedden submit the proposal set forth below at the meeting. THE SCI BOARD OF DIRECTORS OPPOSES THE PROPOSAL SET FORTH BELOW FOR THE FOLLOWING REASONS.

The Board of Directors recommends that you vote against this proposal because it would significantly limit the Board of Directors' ability to maximize shareholder value. The Board of Directors believes that the Company's shareholder rights plan is in the best interest of the Company and its shareholders.

Contrary to the proponent's suggestion, a shareholder rights plan can be an important element of promoting shareholder value. The Board of Directors adopted the Company's rights plan to ensure that each shareholder is treated equally and fairly in the event of any proposed acquisition of the Company and to protect against abusive takeover tactics, such as partial or two-tiered tender offers and creeping acquisitions of the Company's stock. In these circumstances, a board is often required to act under time constraints that would not permit a shareholder vote, and would need more flexibility than the proponent's suggestion would allow. The Board of Directors believes that the adoption and maintenance of a rights plan is within the scope of responsibilities of the Board of Directors, acting on behalf of all shareholders.

In the Board of Directors' opinion, the current price of the Company common stock considerably underestimates the Company's long-term value. As a result, a rights plan is even more essential to deter a potential acquiror from exploiting this situation and paying less than fair value for control of the Company. The Company's rights plan strengthens the Board of Directors' ability to maximize shareholder value in the event of an attempted takeover by giving the Board of Directors the time to properly consider a proposed acquisition, the leverage to negotiate for a higher price and the flexibility to pursue potentially superior alternatives. The rights plan is not intended to, and does not, prevent unsolicited, non-abusive offers to acquire the Company at a fair price. Rather, the Board of Directors may redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interest of its shareholders.

Furthermore, the Board of Directors is in an excellent position to minimize any self-interest involved in administering the rights plan. Only two of the members of the Board of Directors are current employees of the Company, and nine of the twelve members of the Board of Directors are considered independent under the New York Stock Exchange rules. These facts reduce the risk that the Company's rights plan will be used for entrenchment purposes.

The Board of Directors' belief that the Company's rights plan enhances shareholder value is also supported by other companies and research. Plans similar to the Company's plan have been adopted by the majority of the corporations included in the Standard & Poor's 500 Index. Moreover, studies have indicated that shareholders of corporations with rights plans do better in the event of a takeover than do shareholders whose companies do not have rights plans. For example, a study by Georgeson & Company Inc. analyzing takeover data between 1992 and 1996 found that premiums paid to acquire target companies with rights plans were on average eight percentage points higher than premiums paid for target companies that did not have rights plans. The study estimated that rights plans contributed an additional $13 billion in shareholder value during the examined time period, and that shareholders of acquired companies without rights plans gave up $14.5 billion in potential premiums. The study also concluded that a rights plan did not reduce the likelihood of a corporation becoming a takeover target, increase the likelihood of the withdrawal of a friendly takeover bid nor increase the likelihood of defeat of a hostile bid.

Although the proposal if adopted would not be binding on the Board of Directors, the Board of Directors urges shareholders to vote AGAINST the proposal. The overriding objective of the Board of Directors in adopting the rights plan was, and continues to be, the preservation and maximization of the Company's long-term value for all shareholders.

                                    PROPOSAL
                     3 -- SHAREHOLDER VOTE ON POISON PILLS
         THIS TOPIC WON AN AVERAGE 60%-YES VOTE AT 50 COMPANIES IN 2002

This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

HARVARD REPORT

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company has a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania's Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

COUNCIL OF INSTITUTIONAL INVESTORS RECOMMENDATION

The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder participation.

                        SHAREHOLDER VOTE ON POISON PILLS
                                    YES ON 3
                      ------------------------------------

THE SCI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that all required Form 3, 4 and 5 reports for transactions occurring in 2002 were timely filed.

PROXY SOLICITATION

In addition to solicitation by mail, further solicitation of proxies may be made by mail, facsimile, telephone, telegraph or oral communication following the original solicitation by directors, officers and regular employees of the Company who will not be additionally compensated therefor, or by its transfer agent. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners. In addition, the Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies from shareholders generally in connection with the Annual Meeting of Shareholders. Such solicitations may be by mail, facsimile, telephone, telegraph or personal interview. The fee of such firm is not expected to exceed $12,000 plus reimbursement for reasonable expenses.

OTHER BUSINESS

The Board of Directors of the Company is not aware of other matters to be presented for action at the Annual Meeting of Shareholders; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS

Any proposal to be presented by a shareholder at the Company's 2004 Annual Meeting of Shareholders scheduled to be held on May 13, 2004 must be received by the Company by December 13, 2003, so that it may be considered by the Company for inclusion in its proxy statement relating to that meeting.

Pursuant to the Company's Bylaws, any holder of Common Stock of the Company desiring to bring business before the Company's 2004 Annual Meeting of Shareholders scheduled to be held on May 13, 2004 in a form other than a shareholder proposal in accordance with the preceding paragraph must give written notice in accordance with the Bylaws that is received by the Company, addressed to the Secretary, no earlier than January 10, 2004 and no later than January 30, 2004. Any notice pursuant to this or the preceding paragraph should be addressed to the Secretary of the Company, 1929 Allen Parkway, P.O. Box 130548, Houston, Texas 77219-0548.

To avoid unnecessary expense, please return your proxy regardless of the number of shares that you own. Simply date, sign and return the enclosed proxy in the enclosed business reply envelope. Thank you.

Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548

April 11, 2003

                  [SERVICE CORPORATION INTERNATIONAL(R) LOGO]
                       Service Corporation International
                               1929 Allen Parkway
                                P.O. Box 130548
                           Houston, Texas 77219-0548

--------------------------------------------------------------------------------

                       SERVICE CORPORATION INTERNATIONAL
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 8, 2003

      The undersigned hereby appoints Robert L. Waltrip, Jeffrey E. Curtiss and James M. Shelger, and each or any of them as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Service Corporation International (the "Company") to be held in the Newmark Group Auditorium, American Funeral Service Training Center, 415 Barren Springs Drive, Houston, Texas 77090 on Thursday, May 8, 2003, at 10:00 a.m., Houston time, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated below and on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This Proxy when properly executed will be voted in accordance with your indicated directions. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR APPROVAL OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS AND AGAINST APPROVAL OF THE SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER RIGHTS PLANS.

PLEASE VOTE, SIGN, DATE AND RETURN
  THIS PROXY CARD PROMPTLY USING
     THE ENCLOSED ENVELOPE.               SERVICE CORPORATION INTERNATIONAL
                                          P.O. BOX 11270
                                          NEW YORK, N.Y. 10203-0270


          (Continued and to be dated and signed on the reverse side.)

--------------------------------------------------------------------------------

                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

[ ] PLEASE MARK, SIGN, DATE AND
    RETURN THIS PROXY PROMPTLY                  [X]
    USING THE ENCLOSED ENVELOPE.      VOTES MUST BE INDICATED
                                      (X) IN BLACK OR BLUE INK.


1. ELECTION OF DIRECTORS. (THE BOARD RECOMMENDS A VOTE FOR ALL OF THE NOMINEES).

   FOR               WITHHOLD
   ALL    [ ]        FOR ALL     [ ]         *EXCEPTIONS    [ ]

   Nominees: R.L. Waltrip, Alan R. Buckwalter, III, Anthony L. Coelho,
             A.J. Foyt, Jr. and Edward E. Williams

   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

   *Exceptions:
                ----------------------------------------------------------------

2. Approval of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 2003. (THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL).

                          FOR       AGAINST       ABSTAIN

                          [ ]         [ ]           [ ]


3. Approval of shareholder proposal regarding shareholder rights plans. (THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL).

                          FOR       AGAINST       ABSTAIN

                          [ ]         [ ]           [ ]


To change your address, please mark this box.       [ ]


The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement

Please sign exactly as the name appears hereon. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.

Date            Share Owner sign here             Co-Owner sign here


--------------  --------------------------------  ------------------------------

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